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                               COOPERATION AGREEMENT

This Amended and Restated Cooperation Agreement (the "Agreement") between Intel Corporation with an address of 2200 Mission College Blvd. Santa Clara, CA 95052 ("lntel") and Liberate Technologies (formerly Network Computer, Inc.) with an address of 1000 Bridge Parkway, Redwood Shores, CA 94065 ("Liberate") is effective as of July 1, 1999. This Agreement amends, restates, and supercedes in its entirety the Cooperation Agreement between Intel and Liberate dated January 31, 1999.

                                      RECITALS

Intel is developing reference designs for certain computing devices described in Exhibit A-2. Intel seeks the counsel, advice, and input of Liberate. Intel is further willing to provide Liberate with certain assistance in the development of its software as described below. Liberate is developing a reference design for a computing device described in Exhibit A-2. The parties further wish to cooperate in the development and promotion of a specification for certain computing devices described in Exhibit A-2.

Therefore the parties hereby agree as follows:

1.     DEFINITIONS.

       1.1. Capitalized terms used herein shall have the meanings ascribed to them in Exhibit A-1.

2.     INTEL OBLIGATIONS

       2.1. REFERENCE DESIGN DEVELOPMENT: Intel intends to create or have created certain Reference Designs as described in Exhibit A-2. The parties intend that these Reference Designs shall provide alternative designs as mutually agreed so that products could be built in conformance with certain standards or specifications as described in Exhibit A-2, subject to Intel's approval.

       2.2. MARKETING ASSISTANCE: Intel will consider including Liberate and OEMs who agree to build products which are fully compliant with the Intel Reference Design in marketing programs as more fully described in Exhibit B.

       2.3. Intel shall provide to Liberate (i) a reasonable number of units of prototypes that implement the Intel Reference Design, (ii) reasonable engineering support to assist Liberate in meeting its development obligations hereunder, and (ii) a reasonable number of copies of the necessary software development kit(s) and reasonable support for the optimizations required in Section 3.1.1.

3.     LIBERATE OBLIGATIONS

       3.1.   LIBERATE SOFTWARE DEVELOPMENT: Liberate's obligations under this
              Section 3.1 shall be limited to the twelve (12) man-years described in Section 6.1 below. Any Liberate obligation under this Section 3.1 may be fulfilled by Liberate, or an Liberate contractor that is pre approved in writing by Intel, and that is bound by confidentiality obligations at least as strict as those of Section 13.

              3.1.1. Optimization of Liberate Software: Liberate shall use commercially reasonable efforts to develop and optimize the Liberate Software to be compatible with the Reference Design and according to Exhibit A, subject to Intel's obligation under Section 2.1 above. 70 man months will be charged to the 12 man-year maximum set forth above for the work under this Section 3.1.1.

              3.1.2. Translation and Localization of Liberate Software:
                     Liberate will translate and localize the Liberate Software as provided in Section III of Exhibit A. No more than 56 man-months from this Agreement will be charged to the 12 man-year maximum set forth above, and Liberate shall have no obligation under this Agreement to expend more than 56 man months on such translation and localization,


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                     even if that is insufficient to complete the task.

              3.1.3. Other NRE Projects: Liberate and Intel will discuss the feasibility of certain additional NRE projects described in Exhibit C. If the parties agree that such projects are feasible, then the parties will negotiate a statement of work pursuant to Section 4.4. If the parties do not agree that Liberate will complete such additional projects, or if such additional projects do not exhaust the NRE reserved for this Section 3.1.3, then the parties will negotiate in good faith to identify and complete other projects using the NRE reserved for this Section 3.1.3. 18 man-months, plus any man-months not actually used for the work required by Section 3.1.2, will be reserved for the work to be done under this Section 3.1.3.

              3.1.4. Liberate Reference Design: Liberate shall designate sufficient engineering resources to create or have created a Reference Design as described in Exhibit A-2. Such Reference Design shall include the features set forth on Exhibit A and Exhibit A-2. The amount of NRE to be charged to the 12 man-year maximum for the work to be completed under this Section 3.1.4 has been included in the man months reserved for Section 3.1.1.

              3.1.5. Prototypes and Other Items: Liberate will provide Intel with a reasonable number of prototypes based on the Liberate Reference Design at a price no greater than Liberate's cost for the prototypes. In addition, Liberate shall provide a reasonable number of copies of the necessary hardware and software development kit(s) and reasonable support for the demonstration, testing, debugging and support in porting of the Liberate Software as required by this Agreement.

       3.2. REFERENCE DESIGN DEVELOPMENT SUPPORT: Liberate shall designate reasonable engineering support to assist Intel in Intel's development of the Intel Reference Design. Liberate shall provide existing systems, services, and tools which Intel reasonably requires for its Intel Reference Design development efforts hereunder, including access to Liberate's internal test facilities. Liberate shall provide such assistance at no cost to Intel.

       3.3. REFERENCE DESIGN REVIEW: Liberate shall evaluate draft versions of the Intel Reference Design and provide timely suggestions for improvement. Intel shall be free to incorporate Liberate's suggestions into the Intel Reference Design.

       3.4. TRADE SECRETS: Liberate shall not assert any trade secret claim related to the Intel Reference Design that is incorporated into the Intel Reference Design as a result of Liberate's suggestions hereunder or as a result of Liberate's work under Sections 3.2 and
              3.3. Intel shall not assert any trade secret claim related to the Liberate TV Navigator that is incorporated into the Liberate TV Navigator as a result of Intel's assistance hereunder.

4.     MUTUAL OBLIGATIONS

       4.1. MARKETING: Intel and Liberate shall participate in joint customer calls as mutually agreed and Intel shall showcase Liberate Software publicly in Intel's discretion. Liberate shall showcase the Intel Reference Design publicly in Liberate's discretion. The parties shall each assign a marketing manager to implement a joint marketing program to evangelize the capabilities of the Intel Reference Design and the Liberate Software. Such marketing program shall be mutually agreed upon by the parties.

       4.2. TRADESHOWS: Intel and Liberate shall participate together at consumer-oriented trade shows such as Comdex, CES and CeBIT, provided Intel allocates booth space for Liberate at such trade shows. Such allocation shall be in Intel's sole discretion but will not be unreasonably withheld.

       4.3. TRADEMARKS: Should Intel or Liberate wish to utilize each other's respective logos on marketing collateral regarding the devices described in Exhibit A-2, such party shall request approval by the other.


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       4.4.   STATEMENTS OF WORK:  The parties will work together to complete statements of work describing the work to be done under this Agreement. Such statements of work will include detailed technical information, feature requirements, tools requirements, and other information necessary to provide a comprehensive description of the end product. The statements of work will be completed and provided to Intel by Liberate no later than the dates listed in the schedule in Exhibit D.

       4.5. PROMOTION: Following timely and satisfactory completion of the Intel Reference Design, both parties agree to consider actively promoting the Intel Reference Design (including the Liberate Software) to OEMs and network operators as described in Exhibit B.

5.     OWNERSHIP.

       5.1.   The parties' ownership rights shall be as described in Exhibit E.

6.     PAYMENTS

       6.1. DEVELOPMENT FUNDING: Intel agrees to fund the software team with the amount set forth in Exhibit F in engineering funds to cover up to 12 man years of Liberate Software development effort through 12/31/2000.

       6.2. PAYMENT TO INTEL: In consideration of Intel's development funding hereunder, Liberate agrees to pay to Intel a payment as described in Exhibit F.

       6.3. All Liberate payment obligations under this section 6 shall cease upon the four year anniversary of the initial commercial shipment of an implementation of the Reference Design.

       6.4. Reports and Payment. Within thirty (30) days following the end of each calendar quarter, Liberate shall wire transfer the full amount of payment due with respect to such quarter to an account specified by Intel. Simultaneously with paying such payments, Liberate shall submit a report, in a form reasonably acceptable to Intel, which shall be certified by an authorized representative of Liberate and which will state, by Liberate Software, the number of each such product sold or otherwise disposed of during such quarter, the Net Revenues attributed thereto and the payments due to Intel thereon.

       6.5. Withholding Tax. All payments shall be made free and clear without deduction for any and all present and future taxes imposed by any taxing authority. In the event that Liberate is prohibited by law from making such payments unless such deductions are made or withheld therefrom, then Liberate shall pay such additional amounts as are necessary in order that the net amounts received by Intel, after such deduction or withholding, equal the amounts which would have been received if such deduction or withholding had not occurred. Liberate shall promptly furnish Intel with a copy of an official tax receipt or other appropriate evidence of any taxes imposed on payments made under this Agreement, including taxes on any additional amounts paid. In cases involving taxes or duties imposed by any taxing authority on or with respect to this Agreement other than (1) taxes referred to above and (2) income taxes imposed on Intel for payments received from Liberate under this Agreement, including but not limited to sales and use taxes, stamp taxes, value added taxes, property taxes, the costs of such taxes or duties shall be borne by Liberate. In the event that such taxes or duties are legally imposed initially on Intel or Intel is later assessed by any taxing authority, then Intel will be promptly reimbursed by Liberate for such taxes or duties plus any interest and penalties suffered by Intel. This clause shall survive the termination of the Agreement.

       6.6. Late Payment. Liberate agrees that any payments required under the terms of this Agreement which are not paid when due will accrue interest at the prime lending rate established by Citibank, New York, commencing forty-five (45) days after the due date as established by this Agreement. The right to collect interest on such late payments shall be in addition to any other rights that Intel may have.


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       6.7.   Audit Rights.  Liberate agrees to make and to maintain until the expiration of three (3) years after each payment under this Agreement is due, sufficient books, records and accounts regarding Liberate's manufacturing and sales activities in order to calculate and confirm Liberate's royalty obligations hereunder. Intel shall have the right not more than once every twelve (12) months to have an independent certified public accountant reasonably acceptable to Liberate, examine such books, records and accounts, upon reasonable notice and during Liberate's normal business hours, to verify Liberate's reports on the amount of payments made to Intel under this Agreement. If any such examination discloses a shortfall or overpayment in the fees due to Intel hereunder, the appropriate party shall reimburse the other party for the full amount of such shortfall or overpayment. Should the audit discover any errors or omissions by Liberate which result in Liberate underpaying Intel by more than five percent (5%) of the amounts due with respect to any particular quarter being audited, Liberate shall reimburse Intel for the costs of such audit.

7.     LICENSES

       7.1. This Agreement does not grant Liberate or Intel any license under any of the other party's patents, copyrights, trademarks or other intellectual property rights in any materials provided by such other party.

       7.2. The parties shall negotiate in good faith an OEM license agreement granting Intel the right to distribute the Liberate Software in conjunction with hardware in conjunction with hardware implementing the Reference Design. Liberate shall place the source code for Liberate Software in escrow for Intel's access in the event of Liberate's bankruptcy, subject to the terms of the separate escrow agreement dated November 6, 1997.

8.     PUBLIC RELATIONS

       8.1. Any press releases or announcements by either party related to this Agreement must be approved by the other party in writing prior to publication.

9.     PROGRAM MANAGEMENT

       9.1. Each party will appoint a program manager to serve as the primary contact for the respective parties. The program managers will prepare a joint monthly report in order to monitor progress of the Agreement. Further, quarterly executive reviews will be held between the two parties.

10.    WARRANTY DISCLAIMER

       10.1. ALL MATERIALS AND PRODUCTS PROVIDED BY EITHER PARTY TO THE OTHER HEREUNDER ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND. EACH PARTY SPECIFICALLY DISCLAIMS IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY AGAINST INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY OR ANY WARRANTY ARISING OUT OF ANY PROPOSAL OR SPECIFICATION.

11.    LIMITATION OF LIABILITY

       11.1. IN NO EVENT SHALL INTEL OR LIBERATE HAVE ANY LIABILITY TO THE OTHER PARTY, OR ANY THIRD PARTY, FOR ANY INDIRECT, SPECULATIVE, CONSEQUENTIAL, INCIDENTAL AND SPECIAL DAMAGES HEREUNDER INCLUDING WITHOUT LIMITATION, DAMAGES DUE TO LOST PROFITS, LOSS OF ANTICIPATED USE, OR THE INABILITY TO USE ANY OF THE MATERIALS PROVIDED BY EITHER PARTY TO THE OTHER HEREUNDER, UNDER ANY CAUSE OF ACTION OR THEORY OF LIABILITY, AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING


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              CONSIDERATION UNDER THIS AGREEMENT.

12.    TERM AND TERMINATION

       12.1. Unless otherwise terminated hereunder, this Agreement shall continue until the four (4) year anniversary of the initial commercial shipment of an implementation of the Reference Design by Intel or an Intel licensee. In the event either party breaches a material term of this Agreement, the other party may terminate this Agreement upon sixty (60) days written notice to the breaching party unless such breaching party cures the material breach set forth in such written notice during the sixty (60) day period following receipt of such written notice. Sections 1, 3.4, 5, 6, 7.1, 10, 11, 12, 13, and 14 shall survive any termination or expiration of this Agreement.

13.    CONFIDENTIALITY

       13.1. Until any component of the Intel Reference Design is published by Intel as a final Reference Design, Liberate shall maintain the Intel Reference Design in confidence with at least the same degree of care that it uses to protect its own confidential and proprietary information, but no less than a reasonable degree of care under the circumstances and will neither disclose nor copy the Intel Reference Design except as necessary for its employees with a need to know. Any copies which are made will be marked "confidential". Unless the parties agree otherwise, this obligation of confidentiality will expire five
              (5) years from the date of disclosure to Liberate. Liberate will not, however, be liable for the disclosure of any information which is:

              a) rightfully in the public domain other than by Liberate breach of a duty:

              b) rightfully received from a third party without any obligation of confidentiality; or

              c) rightfully known to Liberate without any limitation on use or disclosure prior to its receipt from Intel; or

              d) independently developed by employees of Liberate without access to the disclosed information; or

              e) rightfully disclosed as required by law.

       13.2. Intel shall maintain the Liberate Software in confidence with at least the same degree of care that it uses to protect its own confidential and proprietary information, but no less than a reasonable degree of care under the circumstances and will not disclose the Liberate Software except as necessary for its employees with a need to know. Unless the parties agree otherwise, this obligation of confidentiality will expire five
              (5) years from the date of disclosure to Intel. Intel will not, however, be liable for the disclosure of any information which is:

              a) rightfully in the public domain other than by Intel breach of a duty:

              b) rightfully received from a third party without any obligation of confidentiality; or

              c) rightfully known to Intel without any limitation on use or disclosure prior to its receipt from Liberate; or

              d) independently developed by employees of Intel without access to the disclosed information; or

              e) rightfully disclosed as required by law.

       13.3. Neither party may disclose the content of this Agreement without the prior written consent of the other party.

14.    GENERAL

       14.1. All notices and requests required or made under this Agreement must be in writing and will be deemed given if personally delivered, including delivery by overnight messenger, or if mailed postage prepaid, certified or registered mail to the addresses listed above or to such other address as may be noticed. All notices shall be marked to the attention of the General Counsel of the respective party.


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       14.2.        Nothing in this Agreement will be construed to make us
              partners or joint ventures or to make either of us liable for the obligations, acts, omissions, or activities of the other.

       14.3. This Agreement will not restrict either party from developing, acquiring and marketing any products, services, and materials that are competitive with the products, services or materials described herein. Nor shall this Agreement prevent either party from working with others to develop specifications or technologies similar to those described herein.

       14.4. Any change, modification or waiver to this Agreement must be in writing and signed by an authorized representative of each party. Such changes, modifications or waivers cannot be approved by the project manager.

       14.5. This Agreement is the entire agreement between us with respect to matters contained herein, and supersedes all prior or contemporaneous agreements and negotiations with respect to those matters. No waiver of any breach or default shall constitute a waiver of any subsequent breach or default.

       14.6. In the event any material or product provided by either party hereunder is exported from the United States or exported/re-exported from a foreign destination by either party, such party shall ensure that such distribution and export/re-export is in compliance with all laws, regulations, orders or other restrictions of the US Export Administration Regulations. Each party agrees that neither it nor any of its subsidiaries will export/re-export any such material or products directly or indirectly to any country for which the United States government or any agencies thereof requires an export license or other government approval without first obtaining such license or approval.

       14.7. Regardless of which of us may have drafted this Agreement, no rule of strict construction shall be applied against either of us. If any provision of this Agreement is determined by a court to be unenforceable, we will deem the provision to be modified to the extent necessary to allow it to be enforced to the extent permitted by law, or if it cannot be modified, the provision will be severed and deleted from this Agreement, and the remainder of the Agreement will continue in effect.

       14.8. Any claim arising under or relating to this Agreement shall be governed by the internal substantive laws of the State of California or federal courts located in California without regard to principles of conflict of laws.





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       14.9.        This Agreement may be executed in counterparts, each of
              which shall be deemed an original, but both of which together shall constitute one and the same instrument.

AGREED

INTEL CORPORATION                                LIBERATE TECHNOLOGIES


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Signature                                        Signature
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Printed Name                                     Printed Name
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Title                                            Title
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Date                                             Date


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